UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2009

PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28304	33-0704889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3756 Central Avenue, Riverside, California	92506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 686-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Director or Certain Officers; Election of Director; Appointment of Certain Officers; Compensation Arrangement of Certain Officers.

On July 7, 2009, Provident Savings Bank, F.S.B. (“Bank”), the wholly-owned subsidiary of Provident Financial Holdings, Inc (“Company”) entered into a Post-Retirement Compensation Agreement  (“Agreement”) with Donavon P. Ternes, the Bank’s Chief Operating Officer and Chief Financial Officer.  Mr. Ternes’ Agreement provides that if he terminates employment with the Bank after attaining age 62, the Bank will provide him with a monthly benefit for life equal to 50% of his final average monthly salary and also provides for early retirement benefits.  For purposes of the Agreement, “final average monthly salary” is defined as the average of Mr. Ternes’ highest paid 36 consecutive months of employment with the Bank determined by reference to the gross amount of his monthly salary excluding bonus and incentive awards, director’s fees, if any, and accelerated payments of future salary.   Under the Agreement, Mr. Ternes may elect to receive the actuarially determined lump sum equivalent of the normal monthly benefit or a joint-and-survivor benefit.  Mr. Ternes may also elect to receive an early retirement benefit under the Agreement which is reduced proportionately to reflect the number of months then remaining to Mr. Ternes’ 62nd birthday.  In the event of Mr. Ternes’ termination of employment prior to age 62 by reason of his death or disability, the agreement provides for payment of the normal monthly benefit to Mr. Ternes or his spouse.

The summary of the Agreement described above is qualified in its entirety by reference to the post-retirement compensation agreement attached hereto as Exhibits 10.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

10.1	Post-Retirement Compensation Agreement for Donavon P. Ternes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 10, 2009

PROVIDENT FINANCIAL HOLDINGS, INC.

/s/Craig G. Blunden
Craig G. Blunden
Chairman, President and Chief Executive Officer